CONSENT OF COUNSEL
AIM TAX-EXEMPT FUNDS (INVESCO TAX-EXEMPT FUNDS)
We hereby consent to the use of our name and to the reference to our firm under the caption “Investment Advisory and Other Services — Other Service Providers — Counsel to the Trust” in the Statement of Additional Information for each portfolio of AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds) (the “Trust”) included in Post-Effective Amendment No. 37 to the Registration Statement under the Securities Act of 1933, as amended (No. 033-66242), and Amendment No. 38 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-07890), on Form N-1A of the Trust.
/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP
Philadelphia, Pennsylvania
March 24, 2011